Exhibit 4.1
CLASS B WARRANT AGREEMENT
THIS WARRANT AGREEMENT (this “Agreement”), dated as of May 13, 2019, is by and between SEANERGY MARITIME HOLDINGS CORP., a Marshall Islands corporation (the “Company”), and Continental Stock Transfer & Trust Company, as the Warrant Agent (the “Warrant Agent”).
WHEREAS, the Company is engaged in a public offering (the “Offering”) of units consisting of common shares, par value $0.0001 per share, of the Company (the “Common Shares”) or pre-funded warrants to purchase Common Shares, Class B warrants to purchase Common Shares and Class C warrants to purchase Common Shares, and in connection therewith, has determined to issue and deliver up to 4,200,000 Class B Warrants (including up to 630,000 Class B Warrants subject to an over-allotment option granted to the underwriters by the Company) to public investors in the Offering, each such Class B Warrant evidencing the right of the holder thereof to purchase one (1) Common Share for $3.74 per share, subject to adjustment as described herein (the “Warrants”);
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-1 (File No. 333-221058) (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of securities including the Warrants to be sold to investors in the Offering and the Common Shares underlying the Warrants;
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants, or if the Warrants are held in “street name”, a Participant (as defined below) or a designee appointed by such Participant (each, a “Holder” or “Registered Holder”); and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the Holders.

2. Warrants.
   2.1 Form of Warrant. Each Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein. Each Warrant shall be signed by, or bear the facsimile signature of, the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.  All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) provided, however, a Holder has the right to elect at any time from time to time to exchange its Book-Entry Warrant Certificate for a definitive certificate in physical form evidencing such Warrants, substantially in the form of Exhibit A hereto (a “Warrant Certificate”).  Upon written notice by a Holder to the Warrant Agent for the exchange of a Book-Entry Warrant Certificate for a Warrant Certificate evidencing the same number of Warrants, the Warrant Agent shall promptly deliver to the Holder a Warrant Certificate for such number of Warrants in the name of the Holder of such Book-Entry Warrant Certificate.  In connection with the request by a Holder for an exchange of a Book-Entry Warrant Certificate for a Warrant Certificate in accordance with this Section 2.1, the Company agrees to deliver, or to direct the Warrant Agent to deliver, the Warrant Certificate to the Holder within three (3) Business Days of such request pursuant to the delivery instructions provided by the Holder in such request.
   2.2 Effect of Countersignature. Unless and until countersigned by, or issued bearing the facsimile signature of the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
   2.3 Registration.
        2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are eligible for the book entry and depository services of The Depository Trust Company (“DTC Eligible”) as of the date of issuance (the “Issuance Date”), all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests represented by such direct registration. If the Warrants are not DTC Eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions, upon receipt of written instructions from the Company, to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository Warrant Certificates. Such Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A.

       2.3.2 Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee. Prior to due presentment to the Warrant Agent for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate (as defined below) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
   2.4 Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.
3. Terms and Exercise of Warrants.
   3.1 Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Common Shares stated therein, at the price of $3.74 per share, subject to the adjustments provided herein.  The term “Exercise Price” as used in this Agreement shall mean the price per share at which Common Shares may be purchased at the time a Warrant is exercised.
   3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Date of Issuance and ending on May 13, 2022 (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 3.3.2 or with respect to an effective registration statement. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.
   3.3 Exercise of Warrants.
        3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by submitting a duly executed Election to Purchase attached to the applicable Warrant, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, which may be done by fax or email delivery, and by paying, within one Trading Day of the date of exercise, in full the Exercise Price for each full Common Share as to which the Warrant is exercised (the “Aggregate Exercise Price”), in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to the order of the Company or by Cashless Exercise, if permitted under, and in accordance with, Section 3.3.2. Except as otherwise set forth in this Agreement, no ink-original Election to Purchase shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Election to Purchase form be required; provided, however, that if the Company’s transfer agent is not participating in the Depository’s Fast Automated Securities Transfer Program and the Registered Holder requests that the Common Shares be issued or registered to a holder other than the Registered Holder, then an ink-original Election to Purchase and a medallion guarantee shall be required. If a Warrant Certificate is held by a Depository, then no physical delivery of a Warrant Certificate in order to effect an exercise hereunder shall be required and, if a Warrant Certificate is held by any person other than the Depository, the Registered Holder shall be required to physically deliver a Warrant Certificate in order to effect an exercise hereunder.The term “Trading Day” means a day on which the principal securities exchange or trading market on which the Common Shares are listed or quoted for trading is open for trading.

        3.3.2 Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if an effective registration statement covering the issuance of the Common Shares that are subject to the Election to Purchase is not available for the issuance of such Common Shares, the Registered Holder may exercise a Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Common Shares determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C) ____________ B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which a Warrant is then being exercised.
B =
the last VWAP immediately preceding the time of delivery of the Election to Purchase giving rise to the applicable “cashless exercise”, which shall be set forth in the applicable Election to Purchase (to clarify, the “last VWAP” will be the last VWAP as calculated over an entire Trading Day such that, in the event that the Warrant is exercised at a time that the principal securities exchange or trading market on which the Common Shares are listed or quoted for trading is open for trading, the prior Trading Day’s VWAP shall be used in this calculation).

C =	the Exercise Price then in effect for the applicable Common Shares at the time of such exercise.

In connection with any Cashless Exercise pursuant to this Section 3.3.2, the Warrant Agent will promptly deliver a copy of the Election to Purchase to the Company to confirm the Net Number of Common Shares issuable in connection with the Cashless Exercise. The Company shall calculate and transmit such calculations to the Warrant Agent, and the Warrant Agent shall have no obligation under this Section 3.3.2 to calculate, verify or confirm the Net Number of Common Shares to be issued with respect to such Cashless Exercise.
The parties acknowledge and agree that, in accordance with Section 3(a)(9) of the Securities Act, any Common Shares issued pursuant to a Cashless Exercise will not be deemed to be “restricted securities” under Rule 144 promulgated under the Securities Act. For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Registered Holder is not an affiliate of the Company, the Common Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Registered Holder, and the holding period for the Common Shares shall be deemed to have commenced, on the date the Warrant was originally issued.
        3.3.3 Issuance of Common Shares on Exercise. Subject to funds for exercise being received by the Company on or before the first Trading Day following the date of receipt by the Company of an Election to Purchase, then on or before the Share Delivery Deadline, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in the Depository’s Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with the Depository through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the Depository’s Fast Automated Securities Transfer Program, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the delivered Election to Purchase, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Election to Purchase), for the number of Common Shares to which the Holder is entitled pursuant to such exercise. While any Warrants remain outstanding, the Company shall maintain a transfer agent that participates in the Depository’s Fast Automated Securities Transfer Program. Notwithstanding anything to the contrary contained herein, neither the Company nor the Warrant Agent shall be required to deliver any Common Shares upon a cash exercise of a Warrant unless or until the Aggregate Exercise Price with respect to such exercise has been delivered to the Company in accordance with Section 3.3.1 above.
         3.3.4 Valid Issuance. All Common Shares issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
        3.3.5 Date of Issuance. Each person in whose name any certificate for the Common Shares are issued, or is required to be issued hereunder, or to whom Common Shares are credited (or are required to be credited) to such person’s account at the Depository shall be deemed to have exercised the Warrants for purposes of Regulation SHO as of the time that a duly executed Election to Purchase is delivered in accordance with Section 3.3.1. Each person in whose name any certificate for the Common Shares are issued, or is required to be issued hereunder, or to whom Common Shares are credited (or are required to be credited) to such person’s account at the Depository shall for all purposes be deemed to have become the holder of record of such Common Shares as of the time that a duly executed Election to Purchase is delivered in accordance with Section 3.3.1, except that, in the case of a cash exercise in accordance with Section 3.3.1, such person shall for all purposes be deemed to have become the holder of record of such Common Shares on the first Trading Day after the date on which the Aggregate Exercise Price has been received by the Company, irrespective of the date of delivery of such certificate or the date the Common Shares are credited to such person’s account at the Depository, except that, if the date of such delivery and/or payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
        3.3.6 Share Delivery Failure. Subject to funds for exercise being received by the Company on or before the first Trading Day following the date of receipt by the Company of an Election to Purchase, then if the Company shall fail, for any reason or for no reason, to issue to the Holder within the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period (as defined below), after receipt of the applicable Election to Purchase (the “Share Delivery Deadline”), a certificate for the number of Common Shares to which the Holder is entitled upon the Holder’s exercise of a Warrant or credit the Holder’s balance account with the Depository for such number of Common Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be, but in each case without a restrictive legend) (a “Delivery Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of all or any portion of the number of Common Shares issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to it, the Company shall, within three (3) Business

Days (as defined below) after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to 100% of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Common Shares so purchased (including, without limitation, by any other person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with the Depository for the number of Common Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Common Shares) shall terminate, (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Common Shares or credit the Holder’s balance account with the Depository for the number of Common Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) or (iii) reinstate the portion of the Warrant and equivalent number of Common Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded), and in the case of each of (ii) and (iii), pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the lowest VWAP of the Common Shares on any Trading Day during the period commencing on the date of the applicable Election to Purchase and ending on the date immediately preceding the date of such issuance and payment under this clause (ii). The term “Business Day” as used in this Agreement shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York, State of New York or the City of Athens in the Country of Greece.  If the Company fails for any reason to deliver to the Holder the Common Shares subject to an Election to Purchase by the Share Delivery Deadline, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Common Shares subject to such exercise (based on the VWAP of the Common Shares on the date of the applicable Election to Purchase), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Deadline until such Common Shares are delivered or Holder rescinds such exercise. For the purposes of this provision “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on the NASDAQ Stock Market, The New York Stock Exchange or The NYSE American, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on such exchange on which the Common Shares are then listed or quoted as reported by Bloomberg, L.P. (“Bloomberg”) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Shares are listed or quoted on the OTCQB or OTCQX (each as operated by OTC Markets Group, Inc., or any successor market), the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in the OTC Pink published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Shares so reported, or (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s principal securities exchange or trading market with respect to the Common Shares as in effect on the date of delivery of the Election to Purchase.  In the event of a Delivery Failure, the relevant Holder will have the right to rescind such exercise, at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with the Depository for the number of Common Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Common Shares) shall terminate.

   3.4 Maximum Percentage on Exercises. The Company shall not effect the exercise of any portion of a Warrant, and the Registered Holder of such Warrant shall not have the right to exercise any portion of such Warrant, to the extent that after giving effect to such exercise, the Registered Holder (together with the Registered Holder’s affiliates, and any persons acting as a group together with the Registered Holder or any Registered Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such exercise, provided, however, that the foregoing limitation on exercise shall not apply to any Registered Holder who, together with such Registered Holder’s affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, owns in excess of the Maximum Percentage immediately prior to the closing of the Offering. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, shall include the number of Common Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Common Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of the Warrant beneficially owned by the Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Warrant Agent shall not be responsible for calculating beneficial ownership in accordance with the provisions of this Section 3.4, nor shall it have any duty to monitor or ensure compliance with this Section or take any action with respect thereto (unless specifically instructed in writing by the Company).  To the extent that the limitation contained in this Section 3.4 applies, the Registered Holder’s submission of an Election to Purchase shall be deemed to be the Registered Holder’s determination of whether a Warrant is exercisable (in relation to any other securities owned by the Registered Holder together with any affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates) and of which portion of a Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the Warrants, in determining the number of outstanding Common Shares, the Registered Holder may rely on the number of outstanding Common Shares as reflected in the most recent of (1) the Company’s most recent Form 20-F, Form 6-K or other public filing with the Commission, as the case may be, (2) a more recent written public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of Common Shares outstanding. For any reason at any time, upon the written or oral request of the Registered Holder, the Company shall within three (3) Trading Days confirm to the Registered Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrant, by the Registered Holder and its affiliates, and any persons acting as a group together with such Registered Holder and such Registered Holder’s affiliates, since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, a Registered Holder may from time to time increase or decrease the Maximum Percentage to not more than 4.99% of the number of shares of the Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon exercise of a Warrant and the provisions of this Section 3.4 shall continue to apply; provided that (y) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (z) any such increase or decrease will apply only to that Registered Holder. For purposes of clarity, the Common Shares underlying any Warrant in excess of the Maximum Percentage for a Registered Holder shall not be deemed to be beneficially owned by that Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions set forth herein shall be construed and implemented in a manner otherwise than in strict conformity with the other terms of this Section 3.4 to the extent necessary to correct any such provision which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.
   3.5 Cost Basis Information.
        3.5.1 In the event of a cash exercise, the Company shall instruct the Warrant Agent to record cost basis for newly issued shares in a manner reasonably determined by the Company to be subsequently communicated by the Company to the Warrant Agent. In the absence of basis information provided by the Company, securities will be recorded by the Warrant Agent as noncovered.
        3.5.2 In the event of a Cashless Exercise, the Company shall provide cost basis for shares issued pursuant to a Cashless Exercise at the time the Company confirms the Net Number to the Warrant Agent pursuant to Section 3.3.2 hereof.
4. Adjustments.
   4.1 Stock Dividends.
        4.1.1 Split-Ups. If after the date hereof, the number of outstanding Common Shares are increased by a stock dividend payable in Common Shares, or by a split-up of Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Common Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Common Shares and the Exercise Price shall be proportionally decreased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.
        4.1.2 Extraordinary Dividends and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), except to the extent an adjustment was already made pursuant to Section 4.1.1 or Section 4.2, and other than  regular quarterly or other periodic dividends that may be initiated in the future (a “Distribution”), at any time after the issuance of a Warrant, then, in each such case, then the Exercise Price shall be decreased, effective immediately after the effective date of such Distribution, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each Common Share in respect of such Distribution in order that subsequent thereto upon exercise of the Warrants the Holder may obtain the equivalent benefit of such Distribution.
   4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Common Shares are decreased by a consolidation, combination, reverse stock split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Common Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Common Shares and the Exercise Price shall be proportionally increased such that the aggregate Exercise Price, after such adjustments, remains the same for each Warrant.
   4.3 Subsequent Rights Offerings. In addition to any adjustments stated herein, if at any time the Company grants, issues or sells any security of the Company or any other entity that is convertible into, or exercisable or exchangeable for Common Shares or any warrant or other right to purchase Common Shares or any other security of the Company or any other entity that is convertible into, or exercisable or exchangeable for Common Shares or other property pro rata to all the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation on the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation.
   4.4 Reset of Exercise Price.  If, on the seven-month anniversary of the Issuance Date, the Reset Price, as defined below, is less than the Exercise Price at such time, the Exercise Price shall be decreased to the Reset Price.  “Reset Price” shall mean the greater of $1.00 (subject to adjustment for forward and reverse stock splits or any similar event) and 120% of the last VWAP immediately preceding the seven-month anniversary of the Issuance Date.

   4.5 Fundamental Transactions.
        4.5.1 If, at any time while the Warrants are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons (other than Claudia Restis or Jelco Delta Holding Corp. or associated or affiliated persons in connection with the conversion of either of the convertible promissory notes issued to Jelco Delta Holding Corp. by the Company prior to the date hereof, as such notes may be amended from time to time, or any other convertible promissory notes that may be issued to Claudia Restis or Jelco Delta Holding Corp. or associated or affiliated persons by the Company after the date hereof ), whereby such other person or group acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the Registered Holder of each Warrant shall have the right to receive, for each Common Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Registered Holder (without regard to any limitation in Section 3.4 on the exercise of the Warrants), the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which a Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3.4 on the exercise of the Warrants), without duplication of the Successor Entity securities deliverable under Section 4.5.2 below. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Registered Holder shall be given the same choice as to the Alternate Consideration such Registered Holder receives upon any exercise of a Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant outstanding as of the date of the exercise of the Holder’s option. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, as a call option, determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (C) the underlying price per share used in such calculation shall be either, at the Holder’s option, (x) the highest or lowest (at the Holder’s election) Closing Sale Price of the Common Shares during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 4.5 or (y) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction, (D) a strike price equal to the Exercise Price in effect on the date of the Registered Holder’s request pursuant to this section, (E) a zero cost of borrow and (F) a 365 day annualization factor. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The term “Closing Sale Price” means, for any security as of any date, last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg.
        4.5.2 The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which stockholders of the Company received any equity securities of the Successor Entity to assume in writing all obligations of the Company under each Warrant in accordance with the provisions of this Section 4.5 pursuant to agreements in form and substance reasonably satisfactory to the Registered Holders and approved by the Registered Holders holding Warrants to purchase at least a majority of the shares of Common Shares underlying the then outstanding Warrants (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of each Registered Holder, deliver to such Registered Holder in exchange for such Registered Holder’s Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such Registered Holder’s Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon exercise of such Warrant (without regard to the limitations on exercise set forth in Section 3.4) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement and each Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement and each Warrant with the same effect as if such Successor Entity had been named as the Company herein.

   4.6 Calculations. All calculations under this Section 4 shall be made by the Company and shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 4, any calculation of the number of Common Shares deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. Notwithstanding anything to the contrary in this Section 4, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
   4.7 Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, subject to the prior consent of the Principal Market if reduced to less than $0.68 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions) and with the prior written consent of the holders of a majority of the Warrants issued in the Offering and then outstanding, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company. The term “Principal Market” means the Nasdaq Capital Market.
   4.8 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 (each, an “Adjustment Event”), the Company shall give written notice of the occurrence of such event to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.  The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of Adjustment Events or any event under Section 4.5. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an Adjustment Event or an event under Section 4.5 has occurred or are scheduled or contemplated to occur or to calculate, verify or confirm any of the adjustments set forth in this Agreement. In the event of any notice of adjustment in the Exercise Price pursuant to Section 4.4, or otherwise to the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a report on Form 6-K.
   4.9 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Common Shares to be issued to such Holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

4.10 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.
5. Transfer and Exchange of Warrants.
   5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer, as well as any other evidence of authority that may be reasonably required by the Warrant Agent. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
   5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to the Warrant Agent, duly executed by the Registered Holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository.
   5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Book-Entry Warrant Certificate or Warrant Certificate for a fraction of a Warrant.
   5.4 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5 and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6. Other Provisions Relating to Rights of Holders of Warrants.
   6.1  No Rights as Stockholder. Except as otherwise specifically provided herein, a Registered Holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon a Registered Holder, solely in its capacity as the Registered Holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Registered Holder of the Common Shares which it is then entitled to receive upon the due exercise of a Warrant. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder.

   6.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, absent notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected” purchaser, the Company may, upon receipt by the Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, or any other condition as the Company and the Warrant Agent may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated, or destroyed, and countersigned by the Warrant Agent. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time enforceable by anyone. The Warrant Agent may, at its option, issue replacement Warrant Certificates for mutilated certificates upon presentation thereof without such indemnity.
   6.3 Reservation of Common Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7. Concerning the Warrant Agent and Other Matters.
   7.1 Payment of Taxes.  The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Common Shares upon the exercise of the Warrants, but neither the Company nor the Warrant Agent shall be obligated to pay any income taxes of the Holder in respect of the Warrants or such shares.
   7.2 Resignation, Consolidation, or Merger of Warrant Agent.
         7.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under applicable laws to exercise powers of a transfer agent and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as the Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

        7.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Shares not later than thirty (30) days before the effective date of any such appointment.
        7.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
   7.3 Fees and Expenses of Warrant Agent.
        7.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and any transfer agent fees which are in addition thereto and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
         7.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
    7.4 Liability of Warrant Agent.
         7.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon, and be held harmless for such reliance upon, such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement, and shall not be held liable in connection with any delay in receiving such statement.
         7.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (each as determined by a final judgment of a court of competent jurisdiction). The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

        7.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares shall, when issued, be valid and fully paid and nonassessable.
        7.4.4 Instructions. From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted to be taken by the Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.
         7.4.5 Rights and Duties of the Warrant Agent.
                    7.4.5.1 The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such opinion.
                    7.4.5.2 The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.
                    7.4.5.3 The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.
                  7.4.5.4 The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
                  7.4.5.5 The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
                    7.4.5.6 The Warrant Agent may rely on and shall be held harmless and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and believed by it to be genuine and to have been made or signed by the proper party or parties, or upon any written or oral instructions or statements from the Company, with respect to any matter relating to its acting as Warrant Agent hereunder.
                    7.4.5.7 The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.
                    7.4.5.8 The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Commission or this Agreement, or otherwise relating to the Company’s failure to comply with federal or state securities laws, whether referenced herein or otherwise.
                  7.4.5.9 The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.
                    7.4.5.10 The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the express provisions hereof (and no duties or obligations shall be inferred or implied). The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants.
                    7.4.5.11 The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
                   7.4.5.12 In the event the Warrant Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its reasonable discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant Certificate or Book-Entry Warrant Certificate or any other person or entity for refraining from taking such action, unless and until the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

   7.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Common Shares through the exercise of the Warrants.
   7.6 Limitation of Liability. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special, punitive or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility or likelihood of such damages.
   7.7 Survival. The provisions of this Section 7 shall survive the termination of this Agreement and the resignation, removal or replacement of the Warrant Agent.
8. Miscellaneous Provisions.
   8.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
   8.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given if in writing (i) when so delivered if by hand or (ii) when sent, if delivered by internationally recognized overnight delivery service, facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) as follows:
Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada
Athens, Greece
Attn: Legal Department
Facsimile number: (30) 210 - 9638404
Email: legal@seanergy.gr
with a copy to (which shall not constitute notice):

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attn: Gary J. Wolfe, Esq.
Facsimile: (212) 480- 8421
Email: wolfe@sewkis.com
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given if in writing (i) when so delivered if by hand or (ii) when sent, if delivered by internationally recognized overnight delivery service, facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient)as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Michael Mullings
Facsimile: 212-616-7615
Email: compliance@continentalstock.com

   8.3 Applicable Law; Process Agent. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  The Company hereby irrevocably designates and appoints Seward & Kissel LLP (the “Process Agent”) as its authorized agent upon whom process may be served in any claim or cause of action brought against the Company, it being understood that the designation and appointment of the Process Agent as such authorized agent shall become effective immediately without any further action on the part of the Company.  The Company represents to the Warrant Agent that it has notified the Process Agent of such designation and appointment and that the Process Agent has accepted the same in writing.  The Company hereby irrevocably authorizes and directs the Process Agent to accept such service.  The Company further agrees that service of process upon the Process Agent and written notice of said service to the Company, mailed by first-class mail and delivered to the Process Agent, shall be deemed in every respect effective service of process upon the Company in any such claim or cause of action.  If either party or any Registered Holder shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

   8.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
   8.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his Warrant for inspection by it.
   8.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.
   8.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
   8.8 Amendments. This Agreement may be amended by the Company and the Warrant Agent with the written consent of the Company and the Registered Holders holding Warrants to purchase at least 50% of the Common Shares underlying the then outstanding Warrants held by Registered Holders which are not affiliates of the Company. No consideration shall be offered by the Company to any Registered Holder in connection with a modification, amendment or waiver of this Agreement or any Warrant without also offering the same consideration to all Registered Holders.
   8.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
   8.10 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
   8.11 Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of its services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder of Warrants or any other party.
   8.12 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public information about the Holders, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name: Stamatios Tsantanis
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Isaac Kagan
Name: Isaac Kagan
Title: Vice President

[SIGNATURE PAGE TO CLASS B WARRANT AGREEMENT]

EXHIBIT A
FORM OF CLASS B WARRANT CERTIFICATE
Number
[       ] CLASS B WARRANTS
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

SEANERGY MARITIME HOLDINGS CORP.

(Incorporated Under the Laws of The Republic of Marshall Islands)
CUSIP Y73760 152
Warrant Certificate
This Warrant Certificate certifies that [__________], or its registered assigns, is the registered holder of [       ]  Class B warrant(s) (the “Warrants” and each, a “Warrant”) to purchase Common Shares, par value $0.0001 per share (“Common Shares”), of Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company”).  Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America (or through “cashless exercise” as provided for in the Warrant Agreement), subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement (as defined on the reverse hereof).
Each Warrant is initially exercisable for one (1) fully paid and non-assessable Common Share. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per Common Share for any Warrant is equal to $3.74 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.
IN WITNESS WHEREOF, the parties hereto have caused this Warrant Certificate to be duly executed as of the date first above written.
SEANERGY MARITIME HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

 [SIGNATURE PAGE TO WARRANT CERTIFICATE]

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of ________ ____, 2019 (the “Warrant Agreement”), duly executed and delivered by the Company to [_______], a [______] corporation, as the Warrant Agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement. Warrants may be exercised at any time during the Exercise Period set forth in Section 3.2 of the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of Common Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the provisions of Section 4.8 of the Warrant Agreement shall apply.
Warrant Certificates, when surrendered at the office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement (including requiring a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, or other evidence of authority of the transferor required by the Warrant Agent), without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Common Shares and herewith tenders payment for such shares to the order of Seanergy Maritime Holdings Corp. (the “Company”) in the amount of $_______ in accordance with the terms hereof.  The undersigned requests that a [certificate][credit to the undersigned or its designee’s balance account with the Depository Trust Company through its Deposit/Withdrawal at Custodian System] for such shares [be registered in the name of ________________, whose address is _________________________, and that such shares be delivered to ______________, whose address is ______________________] [be made to the following account name and information: __________________________].  If said number of shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________, whose address is __________________________, and that such Warrant Certificate be delivered to ____________________, whose address is _____________________________________.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 3.3.2 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 3.3.2 of the Warrant Agreement.
_____ a “Cash Exercise” with respect to ________________ Common Shares; and/or
_____ a “Cashless Exercise” with respect to     _______________ Common Shares, resulting in a delivery obligation by the Company to the Holder of __________ Common Shares representing the applicable Net Number, subject to adjustment.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares that this Warrant is exercisable for shall be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Common Shares. If said number of shares is less than all of the Common Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ________________, whose address is _________________________________, and that such Warrant Certificate be delivered to ___________________, whose address is _______________________________.
Date: ____________, 20____
Signature

Address

(Tax Identification Number)